UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 1, 2005

EQUITY ONE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

1600 NE Miami Gardens Drive

North Miami Beach, Florida 33179

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 947-1664

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2005, Equity One, Inc., a Maryland corporation (“Equity One” or the “Company”) adopted the Equity One, Inc. Nonqualified Deferred Compensation Plan (the “Plan”). The Plan, approved by the Compensation Committee of the Company’s Board of Directors, is a nonqualified plan allowing eligible employees, including executive officers, to elect to defer compensation earned in any year to a future date. The Plan was designed to comply with certain requirements of the Internal Revenue Code of 1986, as amended, including Section 409A, enacted as part of the American Jobs Creation Act of 2004.

The election to defer compensation under the Plan must be made in the manner prescribed by the committee appointed to administer the Plan (the “Committee”). In general, the election must be made prior to the beginning of the calendar year in which such compensation would otherwise be earned (except that new employees must make the election within thirty (30) days of their date of hire and, for compensation earned in 2005, all employees must make the deferral election within thirty (30) days of the effective date of the Plan and only then with respect to compensation earned subsequent to such deferral election).

A participant in the Plan may designate specified investment funds in which his or her deferrals will be deemed to be invested for purposes of determining the amount of the earnings or losses to be credited or debited to the participant’s deferral account. A participant may change investment designations by filing a new election with the Company. The Plan provides that the Company will cause a trust to be funded each year with an amount equal to the amount deferred under the Plan by each participant. Neither the participants nor their beneficiaries will have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the participants or beneficiaries, as benefits and all rights created under the Plan and the trust are to be unsecured contractual rights of participants and beneficiaries against the Company. Any assets held in the trust will be subject to the claims of the Company’s general creditors under federal, state or foreign law in the event of insolvency as defined in the trust.

Amounts deferred under the Plan will be distributed in cash at the time selected by the participant and as designated on the participant’s deferral form. Notwithstanding a participant’s deferral election, a participant will receive distribution of his or her deferral account following a “change of control” of the Company (as defined in the Plan). The Committee may allow the withdrawal of any compensation deferred under the Plan by a participant in the event of an “unforeseeable emergency” (as defined in the Plan) for that participant.

The Board of Directors of the Company may amend or terminate the Plan in any respect, except that no such amendment or termination shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination.

The Plan is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable

(b)	Pro Forma Financial Information.

Not applicable

(c)	Exhibits

10.1 — Equity One, Inc. Non-Qualified Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY ONE, INC.

Date: July 7, 2005	By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Exhibit Title
10.1	Equity One, Inc. Nonqualified Deferred Compensation Plan